Exhibit 99.1

For Immediate Release

Eric Loughmiller

Executive Vice President & Chief Financial Officer

(317) 249-4254

eric.loughmiller@adesa.com

KAR Auction Services, Inc. Reports Third Quarter 2009 Results

Carmel, IN, November 9, 2009 — KAR Auction Services, Inc. today reported its third quarter financial results for the three months ended September 30, 2009. For the third quarter of 2009, the company reported revenue of $430.1 million as compared with third quarter 2008 revenue of $444.6 million, a decrease of 3%. Adjusted EBITDA increased 12% to $114.0 million in the third quarter of 2009, as compared with third quarter 2008 adjusted EBITDA of $101.8 million.

For the nine months ended September 30, 2009, the company reported revenue of $1,311.7 million as compared with revenue of $1,375.2 million for the nine months ended September 30, 2008, a decrease of 5%. Adjusted EBITDA decreased 3% to $326.2 million for the nine months ended September 30, 2009, as compared with adjusted EBITDA of $335.7 million for the nine months ended September 30, 2008.

Given the company has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission and such registration statement has not yet been declared effective, the company does not intend to hold an earnings call at this time.

About KAR Auction Services, Inc.

KAR Auction Services, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 152 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 87 sites across North America.

KAR Auction Services, Inc.

Consolidated Statements of Operations

(In millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating revenues
ADESA Auction Services	$270.8	$286.4	$838.6	$862.7
IAAI Salvage Services	135.5	135.4	412.5	426.0
AFC	23.8	22.8	60.6	86.5

Total operating revenues	430.1	444.6	1,311.7	1,375.2

Operating expenses
Cost of services (exclusive of depreciation and amortization)	239.6	261.4	755.1	792.9
Selling, general and administrative	101.4	92.7	274.3	285.2
Depreciation and amortization	41.6	45.0	129.9	137.3
Goodwill and other intangibles impairment	—	164.4	—	164.4

Total operating expenses	382.6	563.5	1,159.3	1,379.8

Operating profit (loss)	47.5	(118.9)	152.4	(4.6)

Interest expense	39.3	52.1	132.8	161.5
Other (income) expense, net	(4.8)	4.1	(9.3)	4.9

Income (loss) before income taxes	13.0	(175.1)	28.9	(171.0)

Income taxes	4.4	(5.2)	11.0	(4.1)

Net income (loss)	$8.6	$(169.9)	$17.9	$(166.9)

KAR Auction Services, Inc.

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	September 30, 2009	December 31, 2008
Cash and cash equivalents	$380.8	$158.4
Restricted cash	8.8	15.9
Trade receivables, net of allowances	318.4	285.7
Finance receivables, net of allowances	146.2	158.9
Retained interests in finance receivables sold	77.9	43.4
Other current assets	82.8	90.4

Total current assets	1,014.9	752.7

Goodwill	1,526.3	1,524.7
Customer relationships, net of accumulated amortization	768.6	805.8
Intangible and other assets	342.0	352.7
Property and equipment, net of accumulated depreciation	682.7	721.7

Total assets	$4,334.5	$4,157.6

Current liabilities, excluding current maturities of debt	$567.6	$443.9
Current maturities of debt	—	4.5

Total current liabilities	567.6	448.4

Long-term debt	2,522.9	2,522.9
Other non-current liabilities	443.0	435.6
Stockholders’ equity	801.0	750.7

Total liabilities and equity	$4,334.5	$4,157.6

KAR Auction Services, Inc.

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures

EBITDA, Adjusted EBITDA and Adjusted EBITDA per the Credit Agreement, as presented herein, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to revenues, net income (loss) or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of the Company’s liquidity.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. The Company calculates Adjusted EBITDA and Adjusted EBITDA per the Credit Agreement by adjusting EBITDA for the items of income and expense and expected incremental revenue and cost savings as described in the Company’s $1,865 million credit agreement. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal internal measures of performance used by the Company. Management uses the Adjusted EBITDA measure to evaluate the performance of the Company and to evaluate results relative to incentive compensation targets. Adjusted EBITDA per the Credit Agreement adds the pro forma impact of recent acquisitions, if applicable, to Adjusted EBITDA. This measure is used by the Company’s creditors in assessing debt covenant compliance and management believes its inclusion is appropriate to provide additional information to investors about certain covenants required pursuant to the Company’s senior secured credit facility and the notes. EBITDA, Adjusted EBITDA and Adjusted EBITDA per the Credit Agreement measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following table reconciles EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions), (Unaudited)	2009	2008	2009	2008
Net income (loss)	$8.6	$(169.9)	$17.9	$(166.9)
Add back:
Income taxes	4.4	(5.2)	11.0	(4.1)
Interest expense, net of interest income	39.3	51.9	132.5	159.9
Depreciation and amortization	41.6	45.0	129.9	137.3

EBITDA	93.9	(78.2)	291.3	126.2

Nonrecurring charges	5.0	10.2	15.3	28.5
Noncash charges	14.2	168.9	16.8	178.3
Advisory services	0.9	0.9	2.8	2.7

Adjusted EBITDA	$114.0	$101.8	$326.2	$335.7

Certain of the Company’s loan covenant calculations require financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EBITDA per the Credit Agreement to net income (loss) for the periods presented:

(In millions) (Unaudited)	Three Months Ended				Twelve Months Ended September 30, 2009
	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009
Net income (loss)	$(49.3)	$(3.5)	$12.8	$8.6	$(31.4)
Add back:
Income taxes	(27.3)	(3.0)	9.6	4.4	(16.3)
Interest expense, net of interest income	53.5	46.4	46.8	39.3	186.0
Depreciation and amortization	45.5	46.0	42.3	41.6	175.4

EBITDA	22.4	85.9	111.5	93.9	313.7

Nonrecurring charges	12.3	5.9	4.4	5.0	27.6
Noncash charges	22.1	4.6	(2.0)	14.2	38.9
Advisory services	1.0	0.9	1.0	0.9	3.8

Adjusted EBITDA and Adjusted EBITDA per the Credit Agreement	$57.8	$97.3	$114.9	$114.0	$384.0